Exhibit 21.1

Subsidiaries of IntelePeer, Inc.

Name of Subsidiary	Jurisdiction of Incorporation	Name Under Which Subsidiary Conducts Business

IntelePeer Virginia, Inc.	Virginia	IntelePeer Virginia, Inc.